EXHIBIT 10.14

                       DEVELOPMENT AND LICENSE AGREEMENT

         THIS DEVELOPMENT AND LICENSE AGREEMENT, made effective as of January 1, 2002 ("EFFECTIVE DATE"), by and between Safety Syringe Corporation, a corporation duly organized and existing under the laws of the State of Utah and a wholly owned subsidiary of Specialized Health Products International, Inc., having an address at 585 West 500 South, Bountiful, Utah 84010 (hereinafter referred to as "SSC" or "LICENSOR") and TAP Pharmaceutical Products Inc., a corporation duly organized and existing under the laws of the State of Delaware having its principal place of business at 675 North Field Drive, Lake Forest, IL 60045 (hereinafter referred to as "TAP" or "LICENSEE"), SSC and TAP being hereinafter sometimes jointly referred to as the "PARTIES".

                                  WITNESSETH:

         WHEREAS, SSC owns or controls PATENTS (defined hereinafter) related to plastic components used as needle safety devices for syringes; and

         WHEREAS, TAP desires to obtain and SSC is willing to grant, a license to the PATENTS;

         NOW, THEREFORE, in consideration of the promises and mutual covenants made herein and other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed by and between the PARTIES as follows:

                                 I. DEFINITIONS

         1.1 AGREEMENT YEAR means each consecutive year measured from the first day of January and ending on the last day of December of such year.

         1.2 END USER means any person that causes the LICENSED PRODUCT to be attached to a syringe.

         1.3 FIELD shall mean the use of the LICENSED PRODUCT with pre-filled syringes used to deliver androgen deprivation compounds wherein the safety device is integrally joined at the distal end of a syringe barrel. "Syringe barrel" means all external portions of the syringe barrel including the luer lock skirt with the exception of the luer connection.

         1.4 INVENTION means the inventions disclosed and described in the U.S. Patents and international patents and patent applications listed in Exhibit 1.4 attached hereto.

         1.5 LICENSED PRODUCT means a safety device the manufacture, use, import, promotion, offer for sale or sale of which, but for the license granted hereunder, would infringe one or more VALID CLAIMS of a patent within PATENTS in the country into which such product is sold.

         1.6 NET UNITS means the number of units of the LICENSED PRODUCT sold and delivered to an END USER thereof (FOB LICENSED PRODUCT manufacturer's loading dock) net of returns of unusable units.

         1.7 PATENTS means all United States and foreign patents claiming needle safety devices owned by or licensed to SSC, with the right to sublicense, listed in Exhibit 1.4, and all substitutions, extensions, reissues, renewals, divisions, continuations, improvements or continuations-in-part therefor or thereof specific to LICENSED PRODUCT, and all foreign counterparts of the foregoing.

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         1.8 SUB-LICENSED PATENTS means **, and other presently existing or subsequently obtained patents resulting from any continuation, divisional, parent or reissue application or foreign counterpart applications of the foregoing, and shall also include such applications themselves and any reexamination certificate based on any such patent.

         1.9 QUARTER means a calendar quarter ending on the last day of March, June, September or December of each calendar year.

         1.10 ROYALTY means any amount payable by LICENSEE in accordance with
Article VIII and Exhibit 7.1 on any sales of LICENSED PRODUCT within the TERRITORY and any extensions thereof.

         1.11 SUBLICENSEE means any entity selected by TAP and approved by SSC to which TAP sublicenses any of its rights hereunder.

         1.12 TECHNOLOGY means all information, technical data or other know-how which relates to the design, development, manufacture, use or sale of the LICENSED PRODUCT (including but not limited to medical uses and methods, product forms, specifications and manufacturing data) which SSC has heretofore developed or acquired, and which SSC is free to disclose and furnish to LICENSEE hereunder.

         1.13 TERRITORY means the United States (including Guam, Puerto Rico and all other United States territories and protectorates) and Canada with an option on the rest of the world as outlined in Article IV.

         1.14 VALID CLAIM shall mean a claim of an issued or granted and unexpired patent included in PATENTS, which claim has not been held invalid or unenforceable by a court or agency of competent jurisdiction, or which has not been admitted by the patentee to be invalid or unenforceable.

                         II. GRANT OF EXCLUSIVE LICENSE

         2.1 SSC hereby grants to TAP and its AFFILIATES, subject to the terms and conditions set forth herein, an exclusive right and license under the PATENTS in the FIELD to make, have made, use, promote, offer for sale, sell and import LICENSED PRODUCTS in the TERRITORY. SSC reserves its rights set forth in Articles XII and XIII, however, subject to such reservation, SSC reserves no other rights in the FIELD in the TERRITORY. As used in this Section 2.1 and in Sections 3.1 and 4.3, "AFFILIATE" shall mean any person or entity directly or indirectly controlled by, controlling or under common control with TAP, where "control" shall mean having at least a fifty percent (50%) equity interest.

         2.2 LICENSEE further has the right to sublicense the PATENTS in the FIELD to one or more SUBLICENSEES upon LICENSOR's prior approval, which approval shall not be unreasonably withheld. LICENSEE may engage independent contractors and subcontractors to manufacture, use, promote, sell, offer to sell, or import LICENSED PRODUCT for any purpose without the approval of SSC, provided that, in the event

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separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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LICENSEE discloses Confidential Information (as defined in Section 17.1) of SSC to such independent contractors or subcontractors, LICENSEE may do so only after such independent contractors or subcontractors have executed confidentiality or non-disclosure agreements with respect to such Confidential Information.

         2.3 For the avoidance of doubt, the licenses granted hereunder are not limited to LICENSED PRODUCT adapted to only one needle size but shall apply to any and all needle sizes, within the FIELD. Nothing contained hereafter in this Agreement shall be construed to limit in any manner the scope of the licenses set forth in this Article II.

                           III. GRANT OF SUB-LICENSE

         3.1 SSC hereby grants to TAP and its AFFILIATES, subject to the terms and conditions set forth herein, a non-exclusive right and license under the SUB-LICENSED PATENTS in the FIELD to make, have made, use, promote, offer for sale, sell and import LICENSED PRODUCTS in the TERRITORY that are developed by SSC or co-developed by TAP and SSC. SSC agrees not to grant an additional sub-license(s) to the SUB-LICENSED PATENTS to a third party in the FIELD.

         3.2 The sub-license to the SUB-LICENSED PATENTS granted hereunder is not transferable or assignable, except by TAP to a restructured or reorganized form of TAP or to the successor or assignee of all or substantially all of TAP's business.

                         IV. OPTION TO EXTEND TERRITORY

         4.1 TAP shall have an option to extend the TERRITORY beyond the United States and Canada by declaring in writing its intention to market LICENSED PRODUCT in countries outside of the United States and Canada by August 30, 2003, after which TAP shall have no rights to any undeclared countries.

         4.2 In consideration of extending the TERRITORY, LICENSEE will pay or cause to be paid to SSC, within thirty (30) days after the declaration described in the preceding Section, a fee of ** ($**) for each of the following countries selected: Japan; Australia; United Kingdom; France; Italy; and Germany. The fee for extending the TERRITORY for any other countries shall be negotiated in good faith upon terms to be mutually agreed upon.

         4.3 TAP and/or its AFFILIATES shall pay for any alterations to LICENSED PRODUCT implemented for countries outside of the United States and Canada.

                          V. RESEARCH AND DEVELOPMENT
                          Initial Development Segment

         5.1 TAP shall pay to SSC the amount of ** Dollars ($**) according to the milestones set forth in Exhibit 5.1 for fees associated with the development of LICENSED PRODUCT and in addition shall re-imburse LICENSOR for all pre-approved travel expenses associated with the development project. These development fees

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separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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include the costs of production of the prototype mold. Product development in the Initial Development Segment includes all non-recurring engineering services requested or approved by TAP; the design and manufacture of a prototype mold solely for the purpose of producing parts for market testing; and the design and manufacture of production quality molds.

                         Production Development Segment

         5.2 TAP shall fund SSC for product development of the LICENSED PRODUCT at a rate of $** per hour for development services, with a total engineering and regulatory cost not to exceed ** Dollars ($**), unless mutually agreed to by both PARTIES in writing. TAP further agrees to pay SSC for other materials and incidental expenses required in connection with the product development and for travel expenses when such travel is requested by TAP. Production development shall include the design and manufacture of one single cavity production mold and one multi-cavity production mold and the preparation, submission and prosecution of all information and application required for one FDA 510(k) approval for LICENSED PRODUCT. SSC shall assist TAP, at TAP's expense, in the preparation and submission of all future regulatory submissions related to LICENSED PRODUCT.

         5.3 SSC shall be responsible for design verification, design validation, and regulatory submissions relative to the LICENSED PRODUCT. TAP, at its expense, shall assist and cooperate with SSC through the design verification, design validation, and regulatory submission and activities. Product funding and project development hereunder is for the safety device for one needle size (length and gauge) to be pre-attached by TAP to syringes.

         5.4 Funding for the development of the LICENSED PRODUCT shall be paid by TAP within forty-five (45) days of the date of invoice, or as otherwise mutually agreed to by the PARTIES in writing.

         5.5 TAP shall pay the manufacturer directly for the cost of the molds and shall own the same and be responsible for their maintenance and operation.

         5.6 TAP shall be responsible for process development and manufacturing integration to attach the LICENSED PRODUCT to TAP's syringe. SSC shall assist TAP on a reasonable basis concerning an attachment means and associated processes as part of the LICENSED PRODUCT development. SSC and TAP shall jointly own title to any and all intellectual property first conceived jointly or discovered jointly by SSC's employees and TAP's employees or personnel, including but not limited to inventions, processes, manufacturing techniques, know how, and information, whether patentable or not, arising in connection with the development segments described in this Article IV. SSC shall own inventions, whether patentable or not, first conceived by employees of SSC. SSC agrees to add the aforementioned intellectual property to the PATENTS licensed hereunder. TAP agrees to grant SSC a royalty-free, exclusive worldwide license on all rights to its jointly conceived inventions outside of the FIELD. TAP shall own any intellectual property developed by itself and grants SSC a royalty-free, non-exclusive worldwide license to its inventions outside of the FIELD.

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The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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                          VI. EFFECTIVE DATE AND TERM

         6.1 This Agreement shall commence on the EFFECTIVE DATE and shall continue thereafter until the end of the third AGREEMENT YEAR, unless sooner terminated in accordance with the provisions of Section 6.2. Upon expiration of the initial term, this Agreement shall be renewed automatically for additional, consecutive one (1) year terms through the life of the PATENT, unless TAP provides LICENSEE with written notice at least ninety (90) days prior to the expiration of the then current term, of its intent to terminate the Agreement.

         6.2 Except as otherwise provided in this Agreement, in the event of a material breach or default by either of the PARTIES hereto of any term or provision of this Agreement on their respective parts to be observed or performed, the PARTY not in breach or default shall have the right to give the other PARTY notice thereof, whereupon the PARTY receiving such notice shall have thirty (30) days to cure or cause the cure of such breach or default, or if the same cannot reasonably be cured within such thirty (30) days, the PARTY receiving such notice shall, within said period, commence or cause the commencement of such cure and thereafter continue to diligently prosecute or cause the prosecution of cure of the same. If such breach or default is cured, this Agreement shall remain in full force and effect. If such breach or default is not cured, this Agreement may be terminated, subject to Article XXI, by the non-defaulting PARTY. The right of either PARTY to terminate this Agreement s not be affected in any way by its waiver, or failure to take action with respect to any previous default.

                6.3 In the event that LICENSEE is dissolved, whether voluntarily or compulsorily (except in the case of a dissolution for the purposes of recapitalization and/or non-bankruptcy reorganizations where the resulting entity agrees to be bound by the terms of this Agreement), or has appointed a receiver or trustee of its assets or a substantial part thereof, or enters into a composition with creditors, this Agreement shall thereupon terminate and all rights granted to Licensee hereunder shall immediately revert to and vest in SSC; provided, however, in the case of an involuntary appointment of receivers or trustees, such appointment shall not result in termination of the license if the LICENSEE endeavors to set aside the appointment of the receiver or trustee and is successful in setting aside the receiver or trustee within ninety (90) days of appointment.

                           VII. REGULATORY APPROVALS

         SSC shall prepare and file and prosecute one application to the United States Food and Drug Administration ("FDA") with respect to obtaining FDA 510(k) approval on LICENSED PRODUCT and shall assist LICENSEE and any SUBLICENSEE, at the expense of LICENSEE or such SUBLICENSEE, and on a reasonable basis, in obtaining any necessary approvals from any other United States regulatory agencies and from the regulatory agencies of any foreign nation. In the event that FDA 510(k) approval is not obtained by December 31, 2002, LICENSEE may terminate this Agreement immediately upon written notice and shall, thereafter, have no liabilities or obligations hereunder. LICENSEE may, at its discretion, but is not obligated to, seek and obtain approvals from the regulatory agencies of any foreign nation or nations.

                                VIII. ROYALTIES

         8.1 In consideration of the licenses and rights granted by SSC to LICENSEE hereunder, LICENSEE will pay or cause to be paid to SSC the ROYALTY per

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unit on NET UNITS according to the schedule set forth in Exhibit 8.1. After
AGREEMENT YEAR 3, the ROYALTY per unit on NET UNITS shall be adjusted for each AGREEMENT YEAR thereafter in the same percentage as the percentage change in the United States Consumer Price Index for the preceding AGREEMENT YEAR, provided, however, that no such change shall exceed four percent (4%) for any AGREEMENT YEAR. Within thirty (30) days of the close of each of the first three QUARTERS of each AGREEMENT YEAR, except for any such QUARTER terminating before the EFFECTIVE DATE, LICENSEE shall provide LICENSOR with a report of NET UNITS for the QUARTER just ended and shall, within fifteen (15) days of the date of such report, pay the ROYALTY due with respect to such NET UNITS calculated at a cost per unit of ** ($**). Within thirty (30) days of the end of each AGREEMENT YEAR, LICENSEE shall provide LICENSOR with a report of the total NET UNITS for the AGREEMENT YEAR and the total ROYALTY due with respect thereto, calculated at the cost per unit indicated in Exhibit 8.1 for the last unit included in NET UNITS for such AGREEMENT YEAR. TAP may take a credit against any future ROYALTIES and any ROYALTIES then due in the amount of any adjustment necessary to reflect a cost per unit below ** ($**) and shall, within fifteen (15) days of the date of such report pay LICENSOR any amount then remaining to be paid with respect to the total ROYALTIES for such AGREEMENT YEAR provided, in the event that, at the end of any AGREEMENT YEAR the aggregate ROYALTIES payable with respect to NET UNITS during such AGREEMENT YEAR is less than any applicable ROYALTY for the minimum units set forth in Exhibit 8.1 for such AGREEMENT YEAR, LICENSEE shall pay, together with its ROYALTY payment for the fourth QUARTER, and subject to
Article XIII, an amount sufficient to satisfy the ROYALTY payment required with respect to such minimum units. If there will not be enough future ROYALTIES payable hereunder to fully utilize any credit due LICENSEE at the end of any AGREEMENT YEAR, pursuant to the calculation set forth above, LICENSOR shall, upon the request of LICENSEE, pay LICENSEE the amount of any such unutilized credit. In the event LICENSEE shall sell LICENSED PRODUCT in any country in which no PATENT is obtained or in which patent protection is supported by the PATENT is not available, LICENSEE shall nevertheless be obligated to make payments for sales in such country provided such sales would infringe a VALID CLAIM if such sales were made in the United States.

         8.2 In the event of any dispute with respect to the amount of any ROYALTY payable hereunder, LICENSEE shall pay any undisputed amount and may withhold the disputed amount, pending resolution of such dispute.

         8.3 The obligation to make payments to SSC under this Article VIII is imposed only once with respect to the same unit of LICENSED PRODUCT.

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The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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         8.4 If a patent or patents of a third party that is not a subsidiary of
LICENSEE should exist during the term of this Agreement in any country, covering the manufacture, use, promotion, offer for sale, importation or sale of LICENSED PRODUCT and it should prove, in LICENSOR's and LICENSEE'S good faith judgment, impractical or impossible for LICENSEE or its subsidiaries or SUBLICENSEES to continue the activity or activities licensed hereunder in such country without obtaining a royalty-bearing license from such third party under the third party's patent or patents, then LICENSEE shall be entitled to a credit against up to one-half the payments due hereunder for sales of the LICENSED PRODUCT made in such country, arising from the manufacture, use, promotion, offer for sale or sale of the LICENSED PRODUCT in that country.

                             IX. MINIMUM NET UNITS

         9.1 LICENSEE shall pay a ROYALTY calculated in accordance with Section
8.1 on the minimum NET UNITS as set forth in Exhibit 8.1 for each AGREEMENT YEAR provided, that in the event FDA 510(k) approval is not obtained by October 1, 2002, the minimum number of NET UNITS in the United States and Canada for the first AGREEMENT YEAR shall be adjusted by multiplying the minimum number of NET UNITS for such AGREEMENT YEAR as set forth in Exhibit 8.1 by a fraction, the numerator of which is the number of days left in such AGREEMENT YEAR at the date the FDA approval is received, and the denominator of which is 365.

         9.2 The minimum NET UNITS of the LICENSED PRODUCT sold in countries outside of the United States and Canada shall become effective September 1, 2004 and shall be equal to Fifty percent (50%) of the overall product brand volume for the previous year for such country, pro rated for the first year of sales of the product with the LICENSED PRODUCT by multiplying the minimum number of NET UNITS for such AGREEMENT YEAR as thus determined by a fraction, the numerator of which is the number of days left in such AGREEMENT YEAR at the date of the first sale of the product with the LICENSED PRODUCT in such country, and the denominator of which is 365. For countries outside of the United States and Canada, LICENSEE shall pay a ROYALTY calculated in accordance with Section 8.1 on the minimum NET UNITS as set forth in Exhibit 8.1 for each AGREEMENT YEAR.

                          X. ACCOUNTS AND DOCUMENTATION

         10.1 LICENSEE shall, during the term of this Agreement, keep at its principal place of business, clear and detailed accounts and records showing receipt of LICENSED PRODUCT for which payments are due and payable or paid under this Agreement. Copies of such records shall be supplied to SSC at SSC's expense upon SSC's written request, which request shall not be more often than once per AGREEMENT YEAR.

         10.2 SSC, at its expense, shall have the right, once each AGREEMENT YEAR, during regular business hours and upon thirty (30) days prior notice, to have an independent auditor reasonably acceptable to both PARTIES inspect and audit the accounts and records of LICENSEE relating to the manufacture, purchase and receipt of LICENSED PRODUCT and all other facts and matters reasonably relating to the calculation of the ROYALTIES due hereunder. All information provided to SSC by TAP under this Article X shall be considered Confidential Information and treated by SSC in accordance with Article XVII.

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                             XI. METHOD OF PAYMENT

         All payments made pursuant to the terms of this Agreement shall be paid in United States Dollars. LICENSEE shall deduct or withhold from such payments and pay to the proper taxing authority, all taxes or fees required by law or regulation to be deducted or withheld with respect to payments otherwise due SSC, if any, and proof of payment credited to SSC shall be promptly forwarded by LICENSEE to SSC as evidence of such payment. If applicable, the rate of exchange to be used in computing the amount of local currency equivalent to the United States Dollars due to SSC as payment shall be the commercial exchange rate in effect in New York, New York, on the business day preceding the date on which payment is being made, as published in the Wall Street Journal. If at any time conditions or legal restrictions prevent the prompt remittance of the payments due to SSC, LICENSEE shall have the right and option to make such payments by depositing the amount thereof, subject to an appropriate adjustment due to the inability to obtain appropriate tax deduction, in local currency to SSC's account in a bank or other depository selected by SSC. LICENSEE shall be excused from remitting such payments in accordance with the provisions of this Article during the pendency of such legal restrictions.

                               XII. INFRINGEMENT

         12.1 In the event that there is infringement of the PATENTS, the PARTIES shall notify each other in writing to that effect. Except as set forth in Section 12.2, during the one hundred twenty (120) day period after such notice, SSC will have the right, but not the obligation to bring suit against the alleged infringer. SSC shall bear the expenses of any suit brought by it and shall retain all damages or other monies awarded or received in settlement of such suit. SSC shall have the final decision on all matters relating to litigation and any settlement discussions. LICENSEE will use reasonable efforts to cooperate with SSC in any such suit and shall have the right to consult with SSC and be represented by its own counsel at its own expense.

         If, after the expiration of said one hundred twenty (120) days from the date of such notice, SSC has not brought suit against a third party infringer, then LICENSEE shall have the right after such one hundred twenty (120) day notice period, but not the obligation, to bring suit against such infringer and join SSC as a party plaintiff provided that LICENSEE shall bear all expenses of such suit. LICENSEE shall retain all damages or other monies awarded or received in settlement of such suit. SSC shall have the right to consult with LICENSEE or join as a party plaintiff to such suit at its own expense. At LICENSEE'S request, SSC will reasonably cooperate with LICENSEE in any suit for infringement of the PATENT brought by LICENSEE, including being joined as a party plaintiff to such suit, against a third party and shall have the right to consult with LICENSEE and to participate in and be represented by independent counsel in such litigation. All reasonable costs incurred by SSC associated with providing cooperation at LICENSEE's request shall be paid by LICENSEE. Where it is necessary for LICENSEE to have standing to file the suit, SSC shall assign limited concurrent rights to the licensed PATENTS for the terms of the suit. Notwithstanding the foregoing, LICENSEE shall not enter into any settlement agreement, or take any position in litigation which adversely impacts SSC's rights under this Agreement without the written consent by SSC.

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         12.2 In the event that there is infringement of the PATENTS and such infringement affects the FIELD, LICENSEE shall, during the one hundred twenty
(120) day period after notice thereof, have the same rights as SSC has pursuant to its Development and License Agreement with Tyco Healthcare Group ("Tyco Agreement"), but not the obligation, to bring suit against such infringer and join SSC as a party plaintiff provided that LICENSEE shall bear all expenses of such suit. SSC will not waive or relinquish any rights it may have under the Tyco Agreement to bring suits against infringers of the PATENTS, where any such waiver or relinquishment would adversely impact LICENSEE's rights under this Section. LICENSEE shall retain the greater of (i) all damages or other monies awarded or received in settlement of such suit and attributable to the infringement of its FIELD and (ii) an amount equal to its and SSC's, if any, reasonable costs and expenses (including legal fees and expenses) of prosecuting such suit or settlement. SSC will reasonably attempt to cooperate with LICENSEE in any such suit for infringement of the PATENTS and shall have the right to consult with LICENSEE and to participate in and be represented by independent counsel in such litigation at its own expense. All reasonable costs incurred by SSC associated with providing cooperation to LICENSEE at LICENSEE's request shall be paid by LICENSEE to the extent not paid for by any monies awarded or received in settlement of such suit. Where it is necessary for LICENSEE to have standing to file the suit, SSC shall assign limited concurrent rights to the licensed PATENTS for the terms of the suit. Notwithstanding the foregoing, LICENSEE shall not enter into any settlement agreement, or take any position in litigation which adversely impacts SSC's rights under this Agreement without the written consent by SSC.

         12.3 In the event that any third party brings proceedings challenging the validity of the PATENTS, SSC shall provide prompt notice of such proceedings to LICENSEE and LICENSEE shall, during the one hundred twenty (120) day period after notice thereof, have the same rights as SSC has pursuant to the Tyco Agreement, but not the obligation, to contest such proceedings and join SSC as a party provided that LICENSEE shall bear all expenses of such suit. SSC will not waive or relinquish any rights it may have under the Tyco Agreement to contest such proceedings, where any such waiver or relinquishment would adversely impact LICENSEE's rights under this Section. SSC will reasonably attempt to cooperate with LICENSEE in any such proceedings challenging the validity of the PATENTS and shall have the right to consult with LICENSEE and to participate in and be represented by independent counsel in such litigation at its own expense. All reasonable costs incurred by SSC associated with providing cooperation to LICENSEE at LICENSEE's request shall be paid by LICENSEE. Where it is necessary for LICENSEE to have standing to contest the proceedings, SSC shall assign limited concurrent rights to the licensed PATENTS for the terms of the proceedings. Notwithstanding the foregoing, LICENSEE shall not enter into any settlement agreement, or take any position in the proceedings which adversely impacts SSC's rights under this Agreement without the written consent by SSC.

               XIII. PATENT MARKING, MAINTENANCE AND APPLICATIONS

         13.1 LICENSEE will include with all LICENSEE products incorporating the LICENSED PRODUCT the appropriate legal notice with respect to PATENTS under which the LICENSED PRODUCT is made and licensed.

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         13.2 Within SSC's rights as set forth in the Tyco Agreement, SSC shall take all actions reasonably necessary to prosecute and maintain the PATENTS.

                             XIV. PRODUCT LIABILITY

         14.1 LICENSEE shall be responsible for its acts and omissions with respect to the manufacture, packaging and sale of the LICENSED PRODUCT. LICENSEE shall indemnify, defend and hold SSC, its directors, officers, employees and shareholders harmless from and against any and all claims, actions, suits, proceedings, losses, costs, judgments, deficiencies, penalties, obligations, liabilities, damages, fines, expenses (including attorneys' fees and disbursements) relating to or arising out of LICENSEE'S manufacture, use or misuse, or sales of the LICENSED PRODUCT anywhere in the TERRITORY, directly or indirectly.

         14.2 SSC shall indemnify, defend and hold LICENSEE, its directors, officers, employees and shareholders harmless from and against any and all claims, actions, suits, proceedings, losses, costs, judgments, deficiencies, penalties, obligations, liabilities, damages, fines, expenses (including attorneys' fees and disbursements) up to a limit of ** Dollars ($**), relating only to property damage or personal injury arising out of the use, attempted use, or improper use of the LICENSED PRODUCT by third parties. SSC will not be obligated to pay any sums under this indemnity until such time as LICENSEE has paid ** Dollars ($**), in aggregate, to third parties on claims otherwise indemnified under this Section 14.2. SSC will, during the term of this Agreement and for a period ending no sooner than four (4) years after the last ROYALTY payment made hereunder, procure and maintain, with an insurance carrier reasonably acceptable to LICENSEE, on LICENSED PRODUCTS manufactured during the term of this Agreement, product liability insurance covering the risks and in an amount sufficient (without regard to any deductibles) to satisfy the indemnity obligation set forth in this Section. The insurance shall name the LICENSEE as an additional insured and shall not name any third party as an additional insured with respect to LICENSED PRODUCT. The policies of insurance required hereby shall provide that they may not be cancelled or modified without providing LICENSEE at least thirty (30) days prior written notice. Within thirty
(30) days of the execution hereof, SSC shall provide LICENSEE an insurance certificate evidencing the coverage required herein.

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The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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                               XV. FORCE MAJEURE

         The obligations of either PARTY to perform under this Agreement shall be excused if such failure to perform or any delay is caused, in whole or in part, by reason beyond the reasonable control of such PARTY, including without limitation, acts of God, embargo, law or governmental regulation, compliance with any government request or directive, war, riot, insurrection, destruction of production facilities or materials by fire, earthquake or storm, labor disturbance, epidemic, failure of public utilities or common carriers or any other cause whether similar or dissimilar to those enumerated which is reasonably beyond the control of the PARTY obligated to perform ("Force Majeure"). Such delay shall be excused during the continuance of and to the extent of such Force Majeure, without liability for any failure to perform this AGREEMENT. The PARTY claiming Force Majeure shall promptly notify the other PARTY of the termination of such event. Upon the occurrence of such an event, the duties and obligations of the PARTIES shall be suspended for the duration of the event preventing proper performance under this Agreement. The affected PARTY shall resume the performance of its obligations as soon as practicable after the Force Majeure event ceases. In the event that LICENSEE is unable to manufacture or have manufactured any LICENSED PRODUCT for a period of more than ninety (90) days as a result of an event of Force Majeure and as a consequence does not, during any AGREEMENT YEAR, manufacture or have manufactured sufficient units of the LICENSED PRODUCT to meet the minimum NET UNITS for such AGREEMENT YEAR, as set forth in Exhibit 8.1, its obligation under Section 8.1 to pay ROYALTIES on such minimum NET UNITS will be excused for the AGREEMENT YEAR during which the Force Majeure event prevented its fulfillment of such obligation, and that obligation and all succeeding obligations of the same sort, if any, shall be deferred to the next succeeding AGREEMENT YEAR of each.

                XVI. INDEMNIFICATION, INSURANCE AND DISCLAIMER,
                         REPRESENTATIONS AND WARRANTEES

         16.1 LICENSEE agrees that it shall be solely responsible for all the expenses connected with its business related to the manufacture and sale of LICENSED PRODUCT, and for taxes and levies of any and all kinds in connection with that business and the income therefrom and SSC shall not be liable for any such expenses, taxes or levies, or disbursements otherwise paid and incurred. LICENSEE agrees to procure, and to maintain at LICENSEE's expense during the term of this Agreement, insurance coverage naming SSC as an insured, from product liability claims arising out of the manufacture, sale, use or operation of the LICENSED PRODUCT. Such insurance coverage shall include liability coverage of not less than Five Million Dollars ($5,000,000.00) per occurrence and Ten Million Dollars ($10,000,000) in the aggregate.

         16.2 SSC hereby represents and warrants to LICENSEE as follows:

         (a) Neither the execution nor delivery of this Agreement nor the consummation of the transactions provided for herein, violates any agreement, lien, instrument, decree, order or judgment to which the PATENTS, the SUB-LICENSED PATENTS, the INVENTIONS, the TECHNOLOGY or SSC or any of its officers, directors, shareholders or partners is a party or by which it or they are bound. SSC has the authority to grant to LICENSEE the licenses of the PATENTS, the SUB-LICENSED PATENTS, the TECHNOLOGY and the INVENTION that are licensed and transferred pursuant to this Agreement.

         (b) There are no licenses or other similar agreements entered into by SSC pertaining to or affecting any of the PATENTS, the SUB-LICENSED PATENTS, the INVENTION or the TECHNOLOGY, relating to safety device components for the needle safety feature for syringes in the FIELD, which would otherwise diminish the licenses granted to LICENSEE under this Agreement.

         (c) To SSC's knowledge, neither the licenses granted hereunder nor the manufacture, import, use or sale of the LICENSED PRODUCT in accordance with the terms hereof by LICENSEE or any SUBLICENSEE will violate any proprietary rights of any third party, including, without limitation, confidential relationships, patent, trademark and copyright rights, and trade secrets.

         (d) SSC is not aware of any patents that it owns or controls , other than the PATENTS and the SUB-LICENSED PATENTS licensed to TAP according to the terms of this Agreement, having claims that would cover TAP's making, having made, using, selling, offering for sale or importing LICENSED PRODUCT.

         (e) There are no suits pending that challenge the validity of any of the patents within PATENTS.

         (f) There are no third party obligations which would adversely affect SSC's performance under this Agreement.

         16.3 The Parties hereby agree to indemnify and hold each other harmless from and against all liabilities, claims, losses, damages, costs and expenses (including attorneys' fees) resulting from or arising in connection with the breach by SSC or TAP of any of the warranties set forth in this Article XVI. Upon receiving notice of any claim for liability under this Article, the indemnified party shall promptly notify the indemnifying party in writing; provided, however, that failure to give notice shall not limit or otherwise reduce the indemnity provided for in this Agreement. The indemnifying party may, in its sole discretion, assume and conduct the legal defense of the indemnified party in any suit that could result in claims under this Article. Unless made with the express written consent of the indemnifying party, no sums paid by the indemnified party in settlement of any claim shall be recoverable under this Article.

         16.4 With respect to SSC, nothing in this Agreement shall be construed as:

         (a) A warranty or representation that any patent applications filed or that may be filed disclosing and claiming any aspect of the PATENTS will mature into issued patents; or

         (b) Granting by implication, estoppel, or otherwise any licenses or rights other than those expressly granted in this Agreement.

         16.5 Each of the PARTIES represents and warrants that it has accepted and will accept no commitments or restrictions which will materially affect the value of the rights granted in this Agreement to the other PARTY.

         16.6 LICENSOR MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE LICENSED INTELLECTUAL PROPERTY NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. THE LICENSED INTELLECTUAL PROPERTY IS MADE AVAILABLE TO LICENSEE STRICTLY ON AN "AS IS" BASIS. LICENSOR DOES NOT WARRANT THAT THE LICENSED INTELLECTUAL PROPERTY IS ERROR FREE OR THAT IT WILL MEET LICENSEE'S REQUIREMENTS. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED AND EXCLUDED.

         16.7 LICENSEE will in all material respects comply with all applicable local, foreign and international law during the term of this Agreement. LICENSEE further agrees to register this Agreement as, where, and when required by law, rule, or regulation of any government or governmental entity, and to pay when due all costs and fees connected therewith, and to otherwise fully comply with all applicable laws, rules, and regulations of any government or governmental authority.

         16.8 LICENSEE hereby covenants that it will not, directly or indirectly, export, license, distribute, sell, transfer or dispose of any products sold as a result of this Agreement to or within any country in contravention of any applicable law, including, but not limited to, the U.S. Export Administration Act of 1979, as amended. LICENSEE shall require that its distributors covenant to comply with this same prohibition and restriction. If LICENSEE shall become aware that a third party has exported or distributed LICENSED PRODUCT in contravention of any applicable law, or is known to be contemplating such an act, LICENSEE shall immediately notify SSC thereof. LICENSEE shall then immediately (i) cease making LICENSED PRODUCT available to such third person, and (ii) use its best efforts to prevent any further contravention of law by such third party.

                         XVII. CONFIDENTIAL INFORMATION

         17.1 The term "Confidential Information" shall mean the terms and conditions of this Agreement and all financial, technical and other information, including all copies thereof (including, without limitation, all agreements, discoveries, ideas, designs, specifications, drawings, techniques, models, data, programs, documentation, processes, know-how, customer lists, marketing plans, books, logs, charts, records, studies, reports, etc.) which may be furnished or disclosed to recipient by, or acquired by recipient directly or indirectly from, the disclosing PARTY or its Affiliates (defined below), including as a result of an inspection of any facility of the disclosing PARTY or its Affiliates, or disclosing PARTY's licensors, licensees or customers. For purposes of this Agreement, Confidential Information shall not include, and the obligations herein shall not apply to, information that: (a) was legally in the public domain prior to the time of disclosure to the recipient, (b) is now or subsequently becomes generally available to the public through no fault of recipient; (c) recipient can demonstrate was rightfully in its possession prior to disclosure to recipient by the disclosing PARTY; (d) is independently developed by recipient without the use of any Confidential Information provided by the disclosing PARTY; (e) recipient rightfully obtains from a third party who has the right, without obligation to the disclosing PARTY, to transfer or disclose such information; or (f) is required by law, regulation, rule, act, or order of any governmental authority or agency to be disclosed by the receiving

PARTY provided, that in all cases the PARTY receiving the Confidential Information shall, to the extent permitted, give the other PARTY prompt notice of the pending disclosure and shall cooperate in such other PARTY's attempts, at such other PARTY's sole expense, to seek an order maintaining the confidentiality of the Confidential Information.

         17.2 The term "Affiliate" shall mean (a) any person or entity directly or indirectly controlled by, controlling or under common control with such PARTY, where "control" shall mean having at least a fifty percent (50%) equity interest in such entity, and (b) any officer, director, management employee or trustee of such PARTY.

         17.3 Each PARTY agrees not to use any Confidential Information disclosed by the other PARTY for any purpose except as outlined in this Agreement. Each PARTY agrees not to disclose any Confidential Information received from the other PARTY to third parties or to employees of the recipient, except to those employees who are required to have the Confidential Information in connection with the performance of such PARTY hereunder.

         17.4 Each PARTY agrees to take all reasonable measures to protect the secrecy of and prevent the disclosure and unauthorized use of the other PARTY's Confidential Information. Without limiting the foregoing, the recipient shall take at least those measures that the recipient takes to protect its own Confidential Information of a like nature. A recipient shall immediately notify the disclosing PARTY in the event that it becomes aware of any unauthorized use or disclosure of the disclosing PARTY's Confidential Information.

         17.5 All Confidential Information is provided "as is". Neither PARTY makes any warranties, express, implied or otherwise, regarding its accuracy, completeness or performance.

         17.6 All documents and other tangible objects containing or representing Confidential Information of a disclosing PARTY and all copies thereof which are in the possession of a recipient shall be and remain the property of the disclosing PARTY and shall be promptly returned to the disclosing PARTY upon the disclosing PARTY's request, unless the retention of such Confidential Information is required in connection with any performance or usage under this Agreement and subject to retention of one (1) complete record copy thereof to monitor compliance with this Agreement.

         17.7 Each PARTY hereby acknowledges that each PARTY's Confidential Information is and shall continue to be the exclusive property of such PARTY, whether or not disclosed or entrusted to the other PARTY pursuant to this Agreement.

         17.8 The confidentiality requirements under this Article XVII shall survive until such time as all Confidential Information disclosed hereunder becomes publicly known and made generally available through no action or inaction of recipient, not to exceed a maximum of three (3) years from the termination of this Agreement.

                               XVIII. TERMINATION

         LICENSEE shall have the right at any time after the initial term of the Agreement and for no cause to terminate this Agreement upon ninety (90) days written notice to SSC provided, that in the event of any termination pursuant to this Article XVIII, LICENSEE shall pay the applicable ROYALTY for the minimum NET UNITS for the AGREEMENT YEAR in which such termination occurs in accordance with Section 8.1 and Exhibit 8.1.

                  XIX. RIGHTS AND OBLIGATIONS UPON TERMINATION

         Any termination of this Agreement shall be without prejudice to the rights of either PARTY against the other which may have accrued up to the date of such termination and shall be without prejudice to the right of LICENSEE (i) to dispose of any inventory of the LICENSED PRODUCT manufactured up to the date of such termination, and (ii) for a period of up to six (6) months following termination, to complete binding contracts then in existence subject to the payments thereon as agreed to herein.

                                 XX. ASSIGNMENT

         LICENSEE may assign its rights under this Agreement in whole or in part to any Affiliate or subsidiary or subsidiaries, which shall be substituted directly for it hereunder, except as set forth in Article III. This Agreement shall not otherwise be assignable by either PARTY without the prior written consent of the other PARTY, except by LICENSEE to the successor or assignee of all or substantially all of its business related to pharmaceutical products or by SSC to the successor or assignee of all or substantially all of its business. It is expressly understood and agreed, however, that the assignor of any rights hereunder shall remain bound by the obligations thereof. XXI. DISPUTE RESOLUTION

        Any disputes that arise under this Agreement shall be resolved in accordance with the dispute resolution process set forth in Exhibit 21 hereof, and no PARTY may terminate this Agreement (other than in accordance with Article XVIII) without first having recourse to such alternative dispute resolution.

XXII. MISCELLANEOUS

         22.1 Nothing contained herein shall constitute the PARTIES as partners or joint venturers and neither PARTY shall be the agent of or have the power to incur any obligations on behalf of or to pledge the credit of the other PARTY in any manner whatsoever.

         22.2 The failure or delay by either PARTY hereto in the enforcement of any rights under this Agreement shall not be deemed a waiver or modification thereof and either PARTY may within the time provided by applicable law commence appropriate legal proceedings to enforce any or all of such rights.

         22.3 Notices given pursuant to this Agreement shall be sent to the addresses set forth in the opening paragraph of this Agreement, or at such other address as a PARTY may specify in accordance herewith, and shall be deemed to have been received according to the following provisions:

         (a) In the case of the personal delivery of the notice, the notice shall be deemed to have been received on the actual day of delivery or on the next following working day if delivered after 5:00 p.m. on any working day.

         (b) If notice is sent by certified mail to the address of the PARTY referred to herein or such other address as may be provided in writing by a PARTY from times to time, such notice to be deemed to have been received not later than on the fifth (5th) day after posting or earlier, if receipt is confirmed in writing.

         (c) If notice is sent by cable, telegram, e-mail, overnight courier, or facsimile transmission, the notice shall be deemed to have been received on the working day next following the day of sending (provided proof can be shown that the notice was received by the intended recipient). Notices sent to LICENSEE shall be addressed to its Vice President, Licensing and notices sent to SSC shall be addressed to its President.

         22.4 This Agreement sets forth the entire agreement and understanding between the PARTIES relating to the subject matter of this Agreement and merges all prior negotiations between the PARTIES. Neither of the PARTIES shall be bound by any conditions, undertakings, warranties or representations with respect to the subject matter of this Agreement other than as expressly provided in this Agreement, or if subsequent to the date hereof, as may be made in writing and signed by the PARTIES to be bound thereby.

         22.5 No pubic announcement or other disclosure to any third party concerning the terms or existence of this Agreement or of the relationship created thereby shall be made, either directly or indirectly, by either PARTY except as may be legally required, without first obtaining the approval of the other PARTY and agreement upon the nature and text of such announcement or disclosure, which approval shall not be unreasonably withheld. The PARTY desiring to make such public announcement or other disclosure shall inform the other PARTY of the proposed announcement or disclosure in reasonably sufficient time prior to public release and shall provide the other PARTY with a written copy thereof, in order to allow such other PARTY to comment upon and revise such announcement or disclosure. If legally required to disclose any information regarding this Agreement, the PARTY so required will consult with the other PARTY regarding such disclosure and shall make such reasonable changes as may be requested by such other PARTY in the text of such disclosure, to the extent compatible with the legal requirements of such disclosure.

         22.6 If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

         22.7 No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of the Parties. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

         22.8 The headings used in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         22.9 This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to its conflict of laws provisions.

         IN WITNESS WHEREOF, the PARTIES hereto have caused this Agreement to be executed as of the date first above written.

TAP PHARMACEUTICAL PRODUCTS INC.            SAFETY SYRINGE CORPORATION


By:   /s/ H. Thomas Watkins                 By:   /s/ Jeffrey M. Soinski
   -----------------------------                ------------------------------
   H. Thomas Watkins, President                 Jeffrey M. Soinski, President

EXHIBIT 1.4



COUNTRY     SERIAL NO.   FILING DATE   PATENT NO.   ISSUE DATE     SSC DOCKET
**

















---------------
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT 5.1

Project Milestones for Initial Development Segment:


* Milestone 1: Upon ordering the rapid development marketing prototype mold and to initiate non-recurring engineering development services, TAP shall pay SSC the non-refundable amount of $**. The Parties acknowledge this amount has been paid.

* Milestone 2: Upon completion of the engineering for marketing prototype mold, completion of the marketing prototype mold (this mold is intended only to satisfy the need for producing parts for the market study) and delivery of 480 components for the marketing study, TAP shall pay SSC the non-refundable amount of $**.

* Milestone 3: Upon completion of the exploratory marketing focus group strategy, focus group questionnaire, and focus group studies, TAP shall pay SSC the non-refundable amount of $**.

* Milestone 4: Upon filing of the 510(k) preparation, TAP shall pay SSC the non-refundable amount of $**. The Parties acknowledge this amount has been paid.




---------------
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT 8.1

Minimum Units for the United States and Canada:
       AGREEMENT YEAR   Minimum NET UNITS
        Year 1  (2002)          **
        Year 2  (2003)          **
        Year 3  (2004)          **

Minimum NET UNITS shall continue at ** for each AGREEMENT YEAR thereafter

ROYALTIES:

                Annual Units             Cost/Unit

                0 -   500,000                **
          500,001 - 1,500,000                **
        1,500,001 - 2,500,000                **
        2,500,001 - 3,500,000                **
        3,500,000+                           **




---------------
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit 21

                         Alternative Dispute Resolution

The parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement that relate to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (ADR) provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to days in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR, including the specific provisions of the Agreement in issue. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (CPR), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

         (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

         (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

         (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

         (d)      If the parties collectively have identified fewer than three
                  (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, excluding any candidate deemed by a party to have conflicts. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

         (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

         (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

         (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

         (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

         Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

         (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

         (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

         (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

         (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

         (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissability of any evidence.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten
         (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

         (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

         (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable (except in the case of fraud or bad faith on the part of the neutral), and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information (except for information contained in exhibits or testimony that is already public or later becomes public through no fault of the parties or that is lawfully disclosed to a party through an independent third party). The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.